Exhibit VIII

Financial information

January–August 2013

(unaudited)

Nordic Investment Bank	Financial information January–August 2013

Table of contents

Key figures	3

Comments	4

Statement of comprehensive income	5

Statement of financial position	6

Changes in equity	7

Cash flow statement	8

14 October 2013

Nordic Investment Bank	Financial information January–August 2013

Key figures

(in EUR million unless otherwise noted)

	Aug 2013*	Aug 2012*	Dec 2012
Net interest income	166	165	252
Profit/loss	153	162	209
Loans disbursed	1,039	1,190	2,355
Loans agreed	859	1,490	2,366
Loans outstanding	14,804	14,817	15,131
Guarantee commitments	—	4	—
New debt issues	3,356	2,831	4,355
Debts evidenced by certificates	19,386	20,998	20,332
Total assets	24,562	27,072	25,983
Equity/total assets (%)	11.3	9.7	10.3
Profit/average equity (%)	8.4	9.5	8.1
Number of employees (average during year)	182	179	180

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2013

Comments

NIB’s financial figures January–August 2013

During the first eight months of the year, the Nordic-Baltic region continued to benefit from its relative “safe-haven” status. The region’s fixed capital investment has nonetheless been stagnating since 2012, reflecting the uncertain global economic environment.

Despite the unfavourable investment climate and muted demand, during the first eight months of the year, NIB’s financial results gained from the increased average margin for the loan portfolio as well as positive valuations of treasury portfolios. The net interest income amounted to EUR 166 million (Jan–Aug 2012: EUR 165 million). The Bank’s profit totalled EUR 153 million (Jan–Aug 2012: EUR 162 million).

The amount of loans disbursed during the period totalled EUR 1,039 million, down from EUR 1,190 million in Jan–Aug 2012. Loans were provided for industrial research and development, improvement of education facilities and public buildings, construction of roads, railroads and port infrastructure, wind- and hydropower, and electricity transmission.

Loans outstanding amounted to EUR 14.8 billion, corresponding to the level of a year ago. Loan impairments had a net increase of EUR 5 million during the period caused by increase in collective impairments.

During the first eight months of 2013, NIB raised EUR 3.4 billion in new funding through 29 funding transactions. The Bank expects to fund approximately EUR 4 billion in 2013. In early 2013, NIB issued a three-year USD 2 billion global benchmark, the Bank’s largest single funding transaction so far.

The low level of investment in combination with ample liquidity is expected to continue weighing on the demand for lending in the Nordic-Baltic region during the forthcoming months.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–August 2013

Statement of comprehensive income

EUR 1,000

	Jan–Aug 2013*	Jan–Aug 2012*	Jan–Dec 2012
Interest income	274,400	341,120	494,064
Interest expense	-108,304	-176,311	-242,370

Net interest income	166,096	164,810	251,693

Commission income and fees received	7,284	6,768	10,620
Commission expense and fees paid	-1,985	-1,738	-2,223
Net profit/loss on financial operations	11,984	39,017	43,288
Foreign exchange gains and losses	-196	1,026	-221

Operating income	183,183	209,882	303,157

Expenses
General administrative expenses	23,471	22,574	34,291
Depreciation	2,380	2,358	3,611
Impairment of loans	4,596	23,173	56,050

Total expenses	30,447	48,105	93,951

PROFIT/LOSS FOR THE PERIOD	152,736	161,777	209,205

Total comprehensive income	152,736	161,777	209,205

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2013

Statement of financial position

EUR 1,000

		31 Aug 2013*	31 Aug 2012*	31 Dec 2012
ASSETS
Cash and cash equivalents		2,680,721	3,756,698	2,817,189
Financial placements
Placements with credit institutions		4,891	4,083	4,191
Debt securities		5,125,509	5,222,354	5,248,858
Other		20,789	27,545	22,059

		5,151,188	5,253,981	5,275,108
Loans outstanding		14,804,079	14,816,936	15,130,669
Intangible assets		4,753	4,679	4,446
Tangible assets, property and equipment		29,099	30,300	29,856
Other assets
Derivatives		1,539,265	2,777,755	2,347,873
Other assets		26,498	34,742	25,895

		1,565,763	2,812,496	2,373,768
Payments to the Bank’s reserves, receivable		—	1,320	—
Accrued interest and fees receivable		326,290	395,673	351,875

TOTAL ASSETS		24,561,894	27,072,084	25,982,911

LIABILITIES AND EQUITY
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		732,462	2,017,935	1,593,338
Long-term amounts owed to credit institutions		—	66,153	15,222

		732,462	2,084,087	1,608,560
Debts evidenced by certificates
Debt securities issued		19,312,133	20,922,459	20,254,987
Other debt		73,937	75,869	77,144

		19,386,070	20,998,328	20,332,131
Other liabilities
Derivatives		1,424,726	1,056,779	1,102,707
Other liabilities		10,859	11,221	9,397

		1,435,585	1,067,989	1,112,104
Accrued interest and fees payable		241,364	303,430	264,439

Total liabilities		21,795,480	24,453,835	23,317,234

Equity
Authorised and subscribed capital	6,141,903
of which callable capital	-5,723,302

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		686,325	685,005	686,325
General Credit Risk Fund		1,112,831	955,626	955,626
Special Credit Risk Fund PIL		395,919	395,919	395,919
Payments to the Bank’s reserves, receivable		—	1,320	—
Profit/loss for the period		152,736	161,777	209,205

Total equity		2,766,413	2,618,249	2,665,677

TOTAL LIABILITIES AND EQUITY		24,561,894	27,072,084	25,982,911

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2013

Changes in equity*

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and Credit Risk funds	Appropriation to dividend payment	Other value adjustments	Profit/loss for the period	Total
Equity at 31 December 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Appropriations between reserve funds			194,037					-194,037	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0
Comprehensive income for the period 1/1–31/8/2012								161,777	161,777
Equity at 31 August 2012	418,602	685,005	955,626	395,919	1,320	0	0	161,777	2,618,249

Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		1,320			-1,320				0
Comprehensive income for the period 1/9–31/12/2012								47,428	47,428
Equity at 31 December 2012	418,602	686,325	955,626	395,919	0	0	0	209,205	2,665,677

Appropriations between reserve funds			157,205			52,000		-209,205	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0
Dividend payment						-52,000			-52,000
Comprehensive income for the period 1/1–31/8/2013								152,736	152,736
Equity at 31 August 2013	418,602	686,325	1,112,831	395,919	0	0	0	152,736	2,766,413

*	Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto

Nordic Investment Bank	Financial information January–August 2013

Cash flow statement

EUR 1,000

	Jan-Aug 2013*	Jan-Aug 2012*	Jan-Dec 2012
Cash flows from operating activities
Profit/loss from operating activities	152,736	161,777	209,205

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-8,440	-48,292	-44,717
Depreciation and write-down in value of tangible and intangible assets	2,380	2,358	3,611
Change in accrued interest and fees (assets)	25,585	-31,985	11,812
Change in accrued interest and fees (liabilities)	-23,075	24,052	-14,939
Impairment of loans	4,596	23,173	56,050
Adjustment to hedge accounting	-1,715	2,397	1,381
Other adjustments to the period’s profit	-1,953	-1,139	-2,523

Adjustments, total	-2,622	-29,436	10,675
Lending
Disbursements of loans	-1,039,312	-1,190,142	-2,354,787
Repayments of loans	1,010,055	873,988	1,502,789
Capitalisations, redenominations, index adjustments etc.	-183	309	245
Transfer of loans to claims in other assets	—	2,854	2,854
Exchange rate adjustments	222,413	-293,460	-85,199

Lending, total	192,973	-606,451	-934,098

Cash flows from operating activities, total	-343,086	-474,110	-714,218

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-1,364,824	-2,308,220	-2,893,778
Sold and matured debt securities	1,470,656	1,512,702	2,046,894
Placements with credit institutions	-700	-566	-674
Other financial placements	2,472	-3,284	-3,463
Exchange rate adjustments etc.	-9,036	-17,853	4,074

Placements and debt securities, total	116,640	-817,221	-846,947

Other items
Acquisition of intangible assets	-1,506	-1,299	-1,727
Acquisition of tangible assets	-425	-673	-820
Change in other assets	1,083	1,459	13,587

Other items, total	-848	-513	11,040

Cash flows from investing activities, total	115,792	-817,734	-835,907

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	3,355,774	2,830,543	4,355,019
Redemptions	-2,735,604	-1,109,826	-2,435,918
Exchange rate adjustments	-1,022,764	568,383	-312,663

Debts evidenced by certificates, total	-402,593	2,289,099	1,606,438
Other items
Long-term placements from credit institutions	-15,222	-35,513	-86,444
Change in swap receivables	441,008	-199,823	262,337
Change in swap payables	292,876	54,820	70,114
Change in other liabilities	1,462	1,268	-545
Dividend paid	-52,000	—	—
Paid-in capital and reserves	—	1,320	2,640

Other items, total	668,123	-177,928	248,102

Cash flows from financing activities, total	265,530	2,111,171	1,854,540
CHANGE IN CASH AND CASH EQUIVALENTS, NET	724,408	819,327	304,414

Opening balance for cash and cash equivalents, net	1,223,851	919,437	919,437
Closing balance for cash and cash equivalents, net	1,948,259	1,738,764	1,223,851
Additional information to the statement of cash flows
Interest income received	299,985	309,135	505,876
Interest expense paid	-131,379	-152,259	-257,309

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2012 and the notes thereto.

Nordic Investment Bank	Financial information January–August 2013

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int